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                                                                   Exhibit 10.38

February 20, 2003

Mpower Communications Holding Corporation
175 Sully's Trail, Suite 300
Pittsford, NY 14534

Attention: Rolla Huff, Chairman and CEO

Ladies and Gentlemen:

         We are pleased to set forth the terms of the retention of Pacific Alliance Limited, LLC ("Pacific Alliance") by Mpower Holding Corporation (collectively with its affiliates, the "Company").

         1. Pacific Alliance will assist the Company as its financial advisor and agent in connection with any Financing (as such term is defined below). We have been advised that the Company will require an aggregate of up to $10 to $15 million to finance the Company's working capital requirements as the Company concludes an operational reorganization intended to result in self-funding business operations (the "Transaction"). We are further advised that such amount is expected to be obtained from one or more issuances of publicly or privately placed debt or equity securities of the Company (the "Financing"). Pacific Alliance will assist the Company in analyzing, structuring, negotiating and effecting the proposed Financing. The term "Financing" as used in this Agreement expressly includes the negotiation of and entering into letters of credit, standby letters of credit and other types of third party guarantees used to secure indebtedness or otherwise (regardless of whether any underlying indebtedness is repaid as part of the Transaction).

         2. In connection with Pacific Alliance's activities on the Company's behalf, the Company will cooperate with Pacific Alliance and will furnish Pacific Alliance with all information and data concerning the Company, the Financing and the Transaction (the "Information") which Pacific Alliance deems appropriate and will provide Pacific Alliance and any prospective Financing sources with access to the Company's officers, directors, employees, independent accountants and legal counsel. The Company represents and warrants that all Information (a) made available to Pacific Alliance by the Company or
(b) contained in any private placement memorandum prepared by the Company with respect to the Financing (the "Memorandum") will be complete and accurate in all material respects at the time it is furnished and the Company agrees to keep Pacific Alliance advised of all material developments affecting the Company or its financial position. The Company further represents and warrants that any projections provided by it to Pacific Alliance or contained in the Memorandum will have been prepared in good faith and will be based upon assumptions which, in light of the circumstances under which they are made, are reasonable. The Company acknowledges and agrees that in

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rendering its services hereunder, Pacific Alliance will be using and relying on the Information (and information available from public sources and other sources deemed reliable by Pacific Alliance) without independent verification thereof by Pacific Alliance or independent appraisal by Pacific Alliance of any of the Company's assets. Pacific Alliance does not assume responsibility for the accuracy or completeness of the Information or any other information regarding the Company, the Financing or any Transaction. Except in compliance with applicable law, any advice or written materials rendered by Pacific Alliance pursuant to this Agreement may not be disclosed publicly without Pacific Alliance' prior written consent.

         3. In consideration of our services pursuant to this Agreement, Pacific Alliance shall be entitled to receive, and the Company agrees to pay, Pacific Alliance the following compensation:

         (a) A monthly cash retainer (the "Retainer") of $15,000, earned monthly in advance on the 20th day of each calendar month during the term of this Agreement; provided, however, that prior May 19, 2003, the Retainer shall not be paid in cash but shall accrue and be paid only in accordance with paragraph 3(c) below. From and after May 19, 2003, and provided that this Agreement shall not have been terminated in accordance with the terms hereof, the Company shall pay in cash any Retainer accruing on or after such date.

         (b) Upon the consummation of each Financing, other than a Financing led by Columbia Capital or MC Partners (a "Pending Transaction"), the Company shall pay to Pacific Alliance an additional cash fee (the "Advisory Fee") equal to 5% of the gross equity or debt proceeds raised for or made available to the Company, less any Retainer paid or to be paid, regardless whether such proceeds are in the form of cash or other valuable consideration; provided, that:

                  (i) To the extent that a fee is payable to another placement agent in respect of such placement agent or financial advisor introducing the source of any Financing, the cash fee due to Pacific Alliance shall be reduced pro rata, subject to the limitation that the Advisory Fee shall in no event be less than 2.5%; and

                  (ii) To the extent that a Financing is consummated with any of the potential Financing sources that are currently in preliminary discussions with the Company and that are identified on Schedule I, then the Advisory Fee shall be 2.5% with respect to such portion of the Financing; and

                  (iii) Each payment to be made pursuant to this paragraph shall be made at the time of the closing of each portion of the Financing.

         (c) Any accrued but unpaid portion of the Retainer shall become immediately due and payable on the earlier to occur of (i) the consummation of any Pending Transaction or another change of control of the Company and (ii) the later to occur of (x) May 19, 2003 and (y) Pacific Alliance obtaining a bona fide term sheet, subject only to customary conditions, providing for an investment in the Company of not less than $5 million.

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         (d)      Pacific Alliance shall be entitled to the fees enumerated in any proceeding subparagraph of this paragraph 3 upon the occurrence during the term, or within 12 months after the date of termination, of this Agreement, of any event specified in any such subparagraph so long as such event resulted, directly or indirectly, from negotiations or contact initiated during the term of this Agreement. Notwithstanding anything herein to the contrary, Pacific Alliance shall not be entitled to any fee in connection with any transaction not specifically referenced in a subparagraph of this paragraph 3.

         4. The fees set forth in paragraph 3 above shall be in addition to any other fees that the Company may be required to pay to any Financing source to secure its financing commitment (e.g. commitment fees, etc.). This Agreement does not constitute a commitment or undertaking on the part of Pacific Alliance to provide any part of the Financing and does not ensure the successful arrangement or completion of the Financing or any portion thereof.

         5. In addition to the fees described in paragraph 3 above, the Company agrees to promptly reimburse Pacific Alliance, upon request from time to time, for all out-of pocket expenses reasonably incurred by Pacific Alliance (including, without limitation, reasonable fees and disbursements of counsel, and of other consultants and advisors retained by Pacific Alliance, whose services are normally used in transactions similar to the Financing) in connection with the matters contemplated by this Agreement.

         6. The Company agrees to indemnify Pacific Alliance in accordance with the indemnification provisions (the "Indemnification Provisions") attached to this Agreement, which Indemnification Provisions are incorporated herein and made a part hereof. In no circumstance shall Pacific Alliance have any liability to the Company or any other person in respect of its activities under this Agreement in excess of the amount of fees actually paid to it hereunder.

         7. Either party hereto may terminate this Agreement at any time upon written notice, without liability or continuing obligation except as set forth in the following sentence. Neither termination of this Agreement nor completion of the assignment contemplated hereby shall affect: (i) any compensation earned by Pacific Alliance up to the date of termination or completion, as the case may be, (ii) any compensation to be earned by Pacific Alliance after termination pursuant to paragraph 3 hereof, (iii) the reimbursement of expenses incurred by Pacific Alliance in accordance with paragraph 5 hereof up to the date of termination or completion, as the case may be, and (iv) the provisions of paragraphs 3-9, inclusive, of this Agreement

         8. This Agreement and any claim or dispute of any kind or nature arising out of, or relating to, this Agreement, shall be governed by and construed in accordance with the laws of the State of New York.

         9. This Agreement and the Indemnification Provisions and any rights, duties or obligations hereunder may not be waived, amended, modified or assigned, in any way, in whole or in part, including by operation of law, without the prior written consent of, and shall inure to the benefit of and be binding upon the successors, assigns and personal representatives of, each of the parties hereto.

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         10.      In case any provision of this Agreement shall be invalid,
illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

         11. For the convenience of the parties, any number of counterparts of this Agreement may be executed by the parties hereto. Each such counterpart shall be, and shall be deemed to be, an original instrument, but all such counterparts taken together shall constitute one and the same Agreement. Other than the confidentiality agreement dated [ ], 2003, this Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and all prior agreements, written or oral, are superceded hereby. This Agreement may not be modified or amended except in writing signed by the parties hereto.

         If the foregoing correctly sets forth our Agreement, please sign the enclosed copy of this letter in the space provided and return it to us.

                                             Very truly yours,

                                             PACIFIC ALLIANCE LIMITED, LLC

                                             By:   /s/ Richard Shorten, Jr.
                                                   -----------------------------
                                                   Richard Shorten, Jr.

                                                   and

                                                   /s/ James Haft
                                                   -----------------------------
                                                   James Haft

Confirmed and Agreed to
this 20th day of February:
MPOWER HOLDING CORPORATION

By: /s/ Russell. I Zuckerman
    --------------------------------
Name: Russell I. Zuckerman
Title: Senior Vice President, General Counsel and Secretary

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                           INDEMNIFICATION PROVISIONS

         The Company (as such term is defined in the Agreement (as such term is defined below)) agrees to indemnify and hold harmless Pacific Alliance and its affiliates, members, employees, directors, agents and representatives (each, an "Indemnitee") against any and all losses, claims, damages, liabilities, obligations, penalties, judgments, awards, costs, expenses and disbursements (and any and all actions, suits, proceedings and investigations in respect thereof and any and all legal and other costs, expenses or disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise), including, without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing or defending any such action, suit, proceeding or investigation (whether or not in connection with litigation in which Pacific Alliance or an Indemnitee is a party), directly or indirectly, caused by, relating to, based upon, arising out of or in connection with (a) Pacific Alliance acting for the Company, including, without limitation, any act or omission by Pacific Alliance in connection with its acceptance of or the performance or non-performance of its obligations under the engagement agreement dated February [ ], 2003 between Pacific Alliance and the Company as it may be amended from time to time (the "Agreement"), (b) any untrue statement or alleged untrue statement of a material fact contained in, or omissions or alleged omissions from, the Memorandum (as such term is defined in the Agreement) or similar statements or omissions in or from any other information furnished by the Company to Pacific Alliance or any financing source or (c) any Financing (as such term is defined in the Agreement); provided, however, such indemnity agreement shall not apply to any portion of any such loss, claim, damage, obligation, penalty, judgment, award, liability, cost, expense or disbursement to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct of Pacific Alliance. The Company also agrees that neither Pacific Alliance nor any Indemnitee shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or to any person (including, without limitation, Company shareholders) claiming through the Company for or in connection with the engagement of Pacific Alliance, except to the extent that ny such liability that is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from Pacific Alliance's gross negligence or willful misconduct. These Indemnification Provisions shall be in addition to any liability which the Company may otherwise have to Pacific Alliance or any Indemnitee.

         If any action, suit, proceeding or investigation is commenced, as to which Pacific Alliance proposes to demand indemnification, it shall notify the Company with reasonable promptness; provided, however, that any failure by Pacific Alliance to notify the Company shall not relieve the Company from its obligations hereunder, except to the extent that such failure results in material prejudice to the Company. Pacific Alliance (or any Indemnitee) shall have the right to retain one counsel (except for local counsel) of its own choice to represent it, and the Company shall pay the reasonable fees, expenses and disbursements of such counsel; and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Company and any counsel designated by the Company. The Company shall be liable for any settlement of any claim against Pacific Alliance (or any Indemnitee) made with the Company's written consent, which consent shall not be unreasonably withheld. The Company shall not, without the prior written consent of Pacific Alliance and any other applicable Indemnitee, settle

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or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent includes, as an unconditional term thereof, the giving by the claimant to Pacific Alliance of an unconditional release from all liability in respect of such claim.

         In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these Indemnification Provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company, on the one hand, and Pacific Alliance, on the other hand, shall contribute to the losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements to which the indemnified persons may be subject in accordance with the relative benefits received by the Company, on the one hand, and Pacific Alliance, on the other hand, and also the relative fault of the Company, on the one hand, and Pacific Alliance on the other hand, in connection with the statements, acts or omissions which resulted in such losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements and the relevant equitable considerations shall also be considered. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation. Notwithstanding the foregoing, Pacific Alliance and all Indemnitees shall not be obligated to contribute any total amount hereunder that exceeds the amount of fees previously received by Pacific Alliance pursuant to the Agreement.

         Neither termination nor completion of the engagement of Pacific Alliance referred to above shall affect these Indemnifications Provisions which shall then remain operative and in full force and effect.

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                                                                      Schedule I

            Financing Sources Currently in Dialogue with the Company

Foothill Capital
Kleinheinz Capital
Eagle Rock Capital
Flynn Gallagher
Fleming Securities
JK&B Capital
Thermo Companies
RFC Capital (Textron Financial)
West Highland Capital
Sprout Investments

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